Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement dated as of June      , 2004, but effective as of and contingent upon the consummation of the initial public offering by Cendant Corporation of all of the stock of Jackson Hewitt Tax Service Inc. (the “Transaction”), is hereby made by and among Cendant Corporation (“Cendant”), Jackson Hewitt Tax Service Inc. (“JTAX”) and Mark Heimbouch (the “Executive”).

WHEREAS, JTAX desires to employ the Executive as its Senior Vice President and Chief Financial Officer, and the Executive desires to serve JTAX in such capacity.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

SECTION I

EMPLOYMENT

Subject to the consummation of the Transaction, JTAX agrees to employ the Executive and the Executive agrees to be employed by JTAX for the Period of Employment as provided in Section III below and upon the terms and conditions provided in this Agreement.  Subject to and effective upon the consummation of the Transaction, the Executive will no longer be an employee, officer or director of Cendant or any of its subsidiaries or affiliates, and agrees to provide Cendant, upon request, with written resignations from such positions.

SECTION II

POSITION AND RESPONSIBILITIES

During the Period of Employment, the Executive will serve as Senior Vice President and Chief Financial Officer of JTAX and, subject to the direction of the Chief Executive Officer of JTAX (the “Supervising Officer”), will perform such duties and exercise such supervision with regard to the business of JTAX as are associated with such position, as well as such additional duties as may be prescribed from time to time by the Supervising Officer.  Further, effective upon the consummation of the Transaction, the Executive will serve as a member of the Board of Directors of JTAX (the “Board”); provided, however, that nothing contained in this Agreement shall require JTAX to maintain the Executive’s status as a member of the Board or to re-nominate him for election for additional terms of service on the Board.

The Executive will, during the Period of Employment, devote substantially all of his time and attention during normal business hours to the performance of services for JTAX.  The Executive will maintain a primary office and conduct his business in Parsippany, New Jersey, except for normal and reasonable business travel in connection with his duties hereunder.  Nothing contained in this Agreement will prevent the Executive from serving on civic and charitable boards or from conducting his personal affairs.

The Executive will, in accordance with JTAX policy and procedures and applicable law, certify to the accuracy of JTAX’s publicly filed financial statements.

SECTION III

PERIOD OF EMPLOYMENT

The period of the Executive’s employment under this Agreement (the “Period of Employment”) will begin contingent upon and effective as of the consummation of the Transaction, and end on the third anniversary of such date, subject to earlier termination as provided in this Agreement.

SECTION IV

COMPENSATION AND BENEFITS

Compensation.  For all services rendered by the Executive pursuant to this Agreement during the Period of Employment, including services as an executive, officer, director or committee member of JTAX or any subsidiary or affiliate of thereof, the Executive will be compensated as follows:

i.              Base Salary.

JTAX will pay the Executive a fixed base salary (“Base Salary”) of not less than $250,000, per year.  From time to time, the Executive may be eligible to receive annual increases as JTAX deems appropriate, in accordance with JTAX’s customary policies and procedures regarding the salaries of senior officers, including pursuant to annual compensation reviews to occur no less than once per year, and with due consideration given to the published Consumer Price Index applicable to the New York/New Jersey greater metropolitan area.  Base Salary will be payable according to the customary payroll practices of JTAX, but in no event less frequently than once each month.

ii.             Annual Incentive Awards.

The Executive will be eligible for discretionary annual incentive compensation awards; provided, that the Executive will be eligible to receive an annual bonus opportunity in respect of each fiscal year of JTAX during the Period of Employment based upon a target bonus equal to no less than 60% of his earned Base Salary during such fiscal year; provided, however, that such bonus will be subject to the attainment by JTAX of applicable performance targets reasonably established and certified by the Board or the Compensation Committee of the Board (the “Committee”).  The parties acknowledge that it is currently contemplated that such performance targets will be stated in terms of “earnings before interest and taxes” of JTAX, however such targets may relate to such other financial and/or business criteria of JTAX, or any of their respective subsidiaries or business units, as determined by the Board and/or the Committee in its sole discretion (each such annual bonus, an “Incentive Compensation Award”).

iii.            Long-Term Incentive Awards

(a) Cendant Awards.  The Executive holds previously granted Cendant stock options and Cendant restricted stock units, all of which will be subject to that certain Exchange Offer, dated as of April 22, 2004, on the same terms and conditions as applicable to other active employees of JTAX.

(b) Annual Incentive Awards.  At such times as the Board or the Committee determines to conduct annual or periodic grants of long term incentive awards to employees and officers of JTAX, the Executive will be eligible to receive such grants, subject to the sole and complete discretion of the Board or the Committee, and upon such terms and conditions as determined by the Board or the Committee, but with due consideration given to the Executive’s position with JTAX and the Executive’s historical performance and anticipated future contributions to JTAX.

(c) Founder’s Grant.  Within 30 days following the Transaction, subject to the approval of the Board or the Committee, the Executive will be granted a number of options to purchase JTAX common stock on such terms and conditions determined by the Board or the Committee in its sole discretion.

iv.                                   Additional Benefits

The Executive will be entitled to participate in all other compensation and employee benefit plans or programs offered generally to employees of JTAX, and will receive all perquisites offered to senior executive officers of JTAX, in either case pursuant to any plan or program now in effect, or later established by JTAX.  The Executive will participate to the extent permissible under the terms and provisions of such plans or programs, and in accordance with the terms of such plans and programs.

Effective upon the consummation of the Transaction, the Executive will no longer be eligible to participate (as an active employee) in any employee benefit plans, officer perquisite programs, or other benefit or perquisite policies or programs of Cendant and its subsidiaries and affiliates.

SECTION V

BUSINESS EXPENSES

JTAX will reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement.  The Executive will comply with such limitations and reporting requirements with respect to expenses as may be established by JTAX from time to time and will promptly provide all appropriate and requested documentation in connection with such expenses.

SECTION VI

DISABILITY

If the Executive becomes Disabled, as defined below, during the Period of Employment, the Period of Employment may be terminated at the option of the Executive upon notice of resignation to JTAX, or at the option of JTAX upon 30 days’ advance notice of termination to the Executive.  JTAX’s obligation to make payments to the Executive under this Agreement will cease as of such date of termination, except for Base Salary and Incentive Compensation Awards earned but unpaid as of the date of such termination, and except for payment of a pro rata portion of his Incentive Compensation Award in respect of the year in which such Disability occurs (paid at target level).   For purposes of this Agreement, “Disabled” means the Executive’s inability to perform his duties hereunder as a result of serious physical or mental illness or injury for a period of no less than 180 days, together with a determination by an independent medical authority that the Executive is currently unable to perform such duties.  Such medical authority shall be mutually and reasonably agreed upon by JTAX and the Executive and such opinion shall be binding on JTAX and the Executive.

SECTION VII

DEATH

In the event of the death of the Executive during the Period of Employment, the Period of Employment will end and JTAX’s obligation to make payments under this Agreement will cease as of the date of death, except for Base Salary and Incentive Compensation Awards earned but unpaid through the date of death, and except for payment of a pro rata portion of his Incentive Compensation Award in respect of the year in which his death occurs (paid at target level), which will be paid to the Executive’s surviving spouse, estate or personal representative, as applicable.

SECTION VIII

EFFECT OF TERMINATION OF EMPLOYMENT

A.            Without Cause Termination and Constructive Discharge.  If the Executive’s employment terminates due to either a Without Cause Termination or a Constructive Discharge, as defined below, JTAX will pay the Executive (or his surviving spouse, estate or personal representative, as applicable) upon such Without Cause Termination or Constructive Discharge (i) a lump sum cash payment equal to the sum of the Executive’s then current Base Salary plus his then current target Incentive Compensation Award, multiplied by the Severance Multiplier (as defined below) and (ii) any and all Base Salary and Incentive Compensation Awards earned but unpaid through the date of such termination.  In addition, upon such event, all of the Executive’s outstanding and unvested JTAX stock options and restricted stock units will become immediately vested.  In addition, in the event that the Executive elects to continue medical and dental benefits pursuant to COBRA, for the first 12 months of such coverage, the Executive’s cost will be no greater than the cost applicable to active full time employees of JTAX.

B.            Termination for Cause; Resignation.  If the Executive’s employment terminates due to a Termination for Cause or a Resignation, Base Salary and any Incentive Compensation Awards earned but unpaid as of the date of such termination will be paid to the Executive in a lump sum. Except as provided in this paragraph, JTAX will have no further obligations to the Executive hereunder.

C.            For purposes of this Agreement, the following terms have the following meanings:

i.              “Termination for Cause” means (i) the Executive’s willful failure to substantially perform his duties as an employee of JTAX or any subsidiary thereof (other than any such failure resulting from incapacity due to physical or mental illness), (ii) any act of fraud, misappropriation, embezzlement, material dishonesty or similar conduct, in each case against JTAX or any subsidiary, (iii) the Executive’s conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal), (iv) the Executive’s gross negligence in the performance of his duties or (v) the Executives makes (or has been found to have made) a false certification to JTAX pertaining to its financial statements. JTAX will provide the Executive a written notice which describes the circumstances being relied on for the termination with respect to this paragraph. The Executive will have thirty (30) days after receipt of such notice to remedy the situation prior to the effectiveness of the Termination for Cause, unless JTAX reasonably and in good faith determines that such situation is incurable.  A Termination for Cause shall not be effective hereunder unless the Executive is first given an opportunity to address the Board, with his counsel present if he so elects, upon reasonable notice in advance of any action taken by the Board.

ii.             “Constructive Discharge” means (i) any material failure of JTAX to fulfill its obligations under this Agreement (including without limitation any reduction of the Base Salary, as the same may be increased during the Period of Employment, or other element of compensation), (ii) a material and adverse change to the Executive’s titles, positions, duties and responsibilities to JTAX (but specifically excluding the Executive no longer serving as a member of the Board for any reason or JTAX failing to re-nominate to election, or re-appoint the Executive, to the Board), (iii) the relocation of the Executive’s primary business office to a location more than 50 miles from Parsippany, New Jersey or (iv) JTAX fails to cause this Agreement to be assumed by any successor to the business of JTAX.  The Executive will provide JTAX a written notice which describes the circumstances being relied on for the termination with respect to this Agreement within sixty (60) days after the event giving rise to the notice.  JTAX will have sixty (60) days after receipt of such notice to remedy the situation prior to the termination for Constructive Discharge.

iii.            “Without Cause Termination” or “Terminated Without Cause” means termination of the Executive’s employment by JTAX other than due to death, disability, or Termination for Cause.

iv.            “Resignation” means a termination of the Executive’s employment by the Executive, other than in connection with a Constructive Discharge.

v.             “Severance Multiplier” means 200%; provided, however, that Severance Multiplier means 299% solely in the event that the applicable Without Cause Termination or Constructive Discharge occurs within one year of a Change in Control (as defined from time to time in the JTAX 2004 Equity and Incentive Plan).

D.            Conditions to Payment and Acceleration.  All payments due to the Executive under this Section VIII shall be made as soon as practicable; provided, however, that such payments, shall be subject to, and contingent upon, the execution by the Executive (or his beneficiary or estate) of a release of any and all claims against JTAX and its affiliates in such reasonable form agreed to by JTAX and the Executive (which release will also require JTAX to execute a release of claims against the Executive for any and all claims, but only including claims which JTAX is then aware of, and specifically excluding claims relating to fraud, criminal matters, and accounting irregularities).  The payments due to the Executive under this Section VIII shall be in lieu of any other severance benefits otherwise payable to the Executive under any severance plan of JTAX or its affiliates and/or any other agreement or arrangement.  Nothing herein shall be construed as limiting the Executive’s entitlement to any other vested accrued benefits to which he (or his estate if applicable) is then entitled under JTAX’s (and Cendant’s) applicable employee benefit plans, including without limitation any disability or death benefits which may become payable.

SECTION IX

OTHER DUTIES OF THE EXECUTIVE
DURING AND AFTER THE PERIOD OF EMPLOYMENT

A.            The Executive will, with reasonable notice during or after the Period of Employment, furnish information as may be in his possession and fully cooperate with JTAX and its affiliates as may be requested in connection with any claims or legal action in which JTAX or any of its affiliates is or may become a party.  The foregoing shall not unreasonably interfere with the Executive’s duties to any successor employer.

B.            The Executive recognizes and acknowledges that all information pertaining to this Agreement or to the affairs; business; results of operations; accounting methods, practices and procedures; members; acquisition candidates; financial condition; clients; customers or other relationships of JTAX or any of its affiliates (“Information”) is confidential and is a unique and valuable asset of JTAX or any of its affiliates.  Access to and knowledge of certain of the Information is essential to the performance of the Executive’s duties under this Agreement.  The Executive will not during the Period of Employment or thereafter, except to the extent reasonably necessary in performance of his duties under this Agreement, give to any person, firm, association, corporation, or governmental agency any Information, except as may be required by law.  The Executive will not make use of the Information for his own purposes or for the benefit of any person or organization other than JTAX or any of its affiliates.  The Executive will also use his best efforts to prevent the disclosure of this Information by others.  All records, memoranda, etc. relating to the business of JTAX or its affiliates, whether made by the Executive or otherwise coming into his possession, are confidential and will remain the property of JTAX or its affiliates.

C.            i.              During the Period of Employment and for the Post Termination Period thereafter (collectively, the “Restricted Period”), the Executive will not use his status with JTAX or any of its affiliates to obtain loans, goods or services from another organization on terms that would not be available to him in the absence of his relationship to JTAX or any of its affiliates. The Post Termination Period means a period of two (2) years following the Executive’s termination of employment if, in connection with such termination, the Executive receives severance under Section VIII.A. of this Agreement and the Severance Multiplier equals 299%, and the Post Termination Period means a period of one (1) year following the Executive’s termination in all other cases, irrespective of the cause, manner or time of such termination.

ii.             During the Restricted Period, the Executive will not make any statements or perform any acts intended to or which may have the effect of advancing the interest of any existing or prospective competitors of JTAX or any of its affiliates or in any way injuring the interests of JTAX or any of its affiliates.  During the Restricted Period, the Executive, without prior express written approval by the Board, will not engage in, or directly or indirectly (whether for compensation or otherwise) own or hold proprietary interest in, manage, operate, or control, or join or participate in the ownership, management, operation or control of, or furnish any capital to or be connected in any manner with, any party which competes in any way or manner with the business of JTAX or any of its affiliates, as such business or businesses may be conducted from time to time, either as a general or limited partner, proprietor, common or preferred shareholder, officer, director, agent, employee, consultant, trustee, affiliate, or otherwise.  The Executive acknowledges that JTAX’s and its affiliates’ businesses are conducted nationally and internationally and agrees that the provisions in the foregoing sentence will operate throughout the United States and the world.

iii.            During the Restricted Period, the Executive, without express prior written approval from the Board, will not solicit any then-current clients of JTAX or any of its affiliates for any existing business of JTAX or any of its affiliates or discuss with any employee of JTAX or any of its affiliates information or operation of any business intended to compete with JTAX or any of its affiliates.

iv.            During the Restricted Period, the Executive will not interfere with the employees or affairs of JTAX or any of its affiliates or solicit or induce any person who is an employee of JTAX or any of its affiliates to terminate any relationship such person may have with JTAX or any of its affiliates, nor will the Executive during such period directly or indirectly engage, employ or compensate, or cause or permit any person with which the Executive may be affiliated, to engage, employ or compensate, any employee of JTAX or any of its affiliates.  The Executive hereby represents and warrants that the Executive has not entered into any agreement, understanding or arrangement with any employee of JTAX or any of its affiliates pertaining to any business in which the Executive has participated or plans to participate, or to the employment, engagement or compensation of any such employee.

v.             For the purposes of this Agreement, proprietary interest means legal or equitable ownership, whether through stock holding or otherwise, of an equity interest in a business, firm or entity or ownership of more than 5% of any class of equity interest in a publicly-held company and the term “affiliate” will include without limitation all subsidiaries and licensees of JTAX.

D.            The Executive hereby acknowledges that damages at law may be an insufficient remedy to JTAX if the Executive violates the terms of this Agreement and that JTAX will be entitled, upon making the requisite showing, to preliminary and/or permanent injunctive relief in any court of competent jurisdiction to restrain the breach of or otherwise to specifically enforce any of the covenants contained in this Section IX without the necessity of showing any actual damage or that monetary damages would not provide an adequate remedy.  Such right to an injunction will be in addition to, and not in limitation of, any other rights or remedies JTAX may have.  Without limiting the generality of the foregoing, neither party will oppose any motion the other party may make for any expedited discovery or hearing in connection with any alleged breach of this Section IX.

E.             The period of time during which the provisions of this Section IX will be in effect will be extended by the length of time during which the Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on JTAX’s application for injunctive relief.

F.             The Executive agrees that the restrictions contained in this Section IX are an essential element of the compensation the Executive is granted hereunder and but for the Executive’s agreement to comply with such restrictions, JTAX would not have entered into this Agreement.

SECTION X

INDEMNIFICATION; CENDANT RELEASE

JTAX will indemnify the Executive to the fullest extent permitted by the laws of the state of JTAX’s incorporation in effect at that time, or the certificate of incorporation and by-laws of JTAX, whichever affords the greater protection to the Executive.  If applicable, JTAX will maintain D&O insurance for the Executive on a basis no less favorable than it maintains for other officers of JTAX.

Following the consummation of the Transaction, Cendant will indemnify the Executive with respect to events occurring prior to the Transaction, in accordance with Cendant’s current policies relating to indemnification of former officers.

The Executive hereby represents and agrees that, as of the effective date of the Transaction, all financial and monetary obligations owing to the Executive from Cendant and its subsidiaries and affiliates (including without limitation any and all bonus and potential bonus entitlements under each and every bonus, incentive, retention and similar compensation schemes sponsored by Cendant and each of its subsidiaries and affiliates, and under each and every other actual or purported compensation entitlement pursuant to any agreement or otherwise) have been paid to the Executive in full, and that the Executive has no further financial claims against Cendant or its subsidiaries and affiliates (other than accrued benefits under any tax qualified employee pension plan and other than equity awards to the extent described in this Agreement).  The Executive agrees that he has no legal claim or cause of action against Cendant and its subsidiaries and affiliates, and hereby releases Cendant and its subsidiaries, affiliates, officers, directors, agents and employee benefit, equity and compensation plans (and the administrators and fiduciaries of such plans) from and against any such actual or purported claims and causes of action.  The Executive acknowledges that Cendant entered into this Agreement in reliance of the accuracy of the foregoing representation.

SECTION XI

MITIGATION

The Executive will not be required to mitigate the amount of any payment provided for hereunder by seeking other employment or otherwise, nor will the amount of any such payment be reduced by any compensation earned by the Executive as the result of employment by another employer after the date the Executive’s employment hereunder terminates or by offset against any amount claimed to be owed by the Executive to JTAX, or otherwise.

SECTION XII

WITHHOLDING TAXES; EXCISE TAXES

The Executive acknowledges and agrees that JTAX may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation.

If the Executive becomes entitled to the severance payments described in Section VIII.A. above, and if any of the payments or benefits received or to be received by the Executive with respect to equity or equity-type awards of the Company (including but not limited to options to acquire common stock of the Company) pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) (all such payments and benefits, excluding the Gross-Up Payment (as defined below), being hereinafter referred to as the “Relevant Payments”) will be subject to the excise tax (the “Excise Tax”) imposed under section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall pay to the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Relevant Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Relevant Payments.

A.            For purposes of determining whether any of the Relevant Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the “Total Payments”) shall be treated as “parachute payments” (within the meaning of section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the Change in Control, the Company’s independent auditor (the “Auditor”), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all “excess parachute payments” within the meaning of section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the Base Amount (within the meaning of section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code.  For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date of termination of his employment, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

B.            In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive), to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Executive’s taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code.  In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined.  The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

SECTION XIII

EFFECT OF PRIOR AGREEMENTS

This Agreement will supersede any prior employment agreement between the Executive on the one hand, and JTAX on the other hand, and any such prior employment agreement will be deemed terminated without any remaining obligations of either party thereunder.

SECTION XIV

CONSOLIDATION, MERGER OR SALE OF ASSETS

Nothing in this Agreement will preclude JTAX from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement and all obligations and undertakings of JTAX hereunder.  Upon such a consolidation, merger or sale of assets the term “JTAX” will mean the other corporation and this Agreement will continue in full force and effect.  In addition to the obligations imposed by law upon any successor to JTAX will require any successor (by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of JTAX, by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that JTAX would be required to perform it if no such succession had taken place.  Failure of JTAX to obtain such agreement prior to the effectiveness of such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from JTAX in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive’s employment were to terminate in a Without Cause Termination provided in Section VIII.A. hereof, except that the date on which any such succession becomes effective shall be deemed the date of the Executive’s termination of employment.

SECTION XV

MODIFICATION; WAIVER

This Agreement may not be modified or amended except in writing signed by the parties.  No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver.  A waiver will operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

SECTION XVI

GOVERNING LAW

This Agreement has been executed and delivered in the State of New Jersey and its validity, interpretation, performance and enforcement will be governed by the internal laws of that state.

SECTION XVII

ARBITRATION

A.            Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof which cannot be settled by mutual agreement (other than with respect to the matters covered by Section IX for which JTAX may, but will not be required to, seek injunctive relief) will be finally settled by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state arbitration law) as follows:  Any party who is aggrieved will deliver a notice to the other party setting forth the specific points in dispute.  Any points remaining in dispute twenty (20) days after the giving of such notice may be submitted to arbitration in Parsippany, New Jersey, to the American Arbitration Association, before a single arbitrator appointed in accordance with the arbitration rules of the American Arbitration Association, modified only as herein expressly provided.  After the aforesaid twenty (20) days, either party, upon ten (10) days notice to the other, may so submit the points in dispute to arbitration.  The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.

B.            The decision of the arbitrator on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof.

C.            Except as otherwise provided in this Agreement, the arbitrator will be authorized to apportion its fees and expenses and the reasonable attorneys’ fees and expenses of any such party as the arbitrator deems appropriate.  In the absence of any such apportionment, the fees and expenses of the arbitrator will be borne equally by each party, and each party will bear the fees and expenses of its own attorney.

D.            The parties agree that this Section XVII has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement, and that this Section XVII will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award.  In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.

E.             The parties will keep confidential, and will not disclose to any person, except as may be required by law, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof.

SECTION XVIII

SURVIVAL

Sections IX, X, XI, XII, XIV and XVII will continue in full force in accordance with their respective terms notwithstanding any termination of the Period of Employment.

SECTION XIX

SEPARABILITY

All provisions of this Agreement are intended to be severable.  In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding will in no way affect the validity or enforceability of any other provision of this Agreement.  The parties hereto further agree that any such invalid or unenforceable provision will be deemed modified so that it will be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court may limit this Agreement to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

JACKSON HEWITT TAX SERVICES INC.

/s/ Peter Karpiak
By:	Peter Karpiak
Title:	Senior Vice President

CENDANT CORPORATION

/s/ Terry Connelly
By:	Terry Connelly
Title:	Executive Vice President

MARK HEIMBOUCH

/s/ Mark Heimbouch